Exhibit 23.3

Consent of Independent Auditor

Albert DE Holdings Inc.

Cary, North Carolina

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement of our report dated December 11, 2020, relating to the consolidated financial statements of Albert DE Holdings Inc. and subsidiaries, which is contained in that proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, LLP

Raleigh, North Carolina

March 12, 2021